As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phillips 66

Phillips 66 Company

(Exact name of registrant as specified in its charter)

Delaware Delaware	3010 Briarpark Drive Houston, Texas 77042 (281) 293-6600	45-3779385 37-1652702
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Paula A. Johnson

Executive Vice President, Legal, General Counsel and Corporate Secretary

3010 Briarpark Drive

Houston, Texas 77042

(281) 293-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William S. Anderson

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

(713) 221-1122

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/proposed maximum offering price per unit/proposed maximum aggregate offering price/amount of registration fee (1)(2)
Senior Debt Securities and Subordinated Debt Securities of Phillips 66
Common Stock, par value $0.01 per share, of Phillips 66
Preferred Stock, par value $0.01 per share, of Phillips 66
Warrants of Phillips 66
Depositary Shares of Phillips 66
Stock Purchase Contracts of Phillips 66
Stock Purchase Units of Phillips 66
Guarantees of the Senior Debt Securities of Phillips 66 by Phillips 66 Company (3)

(1)	There is being registered hereunder such indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units of Phillips 66 as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, Phillips 66 hereby defers payment of the registration fee required in connection with this Registration Statement.
(3)	Phillips 66 Company is registering under this Registration Statement all guarantees and other obligations that it may have with respect to the senior debt securities that may be issued by Phillips 66. No separate consideration will be received for such guarantees or any other such obligations. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees or obligations.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time:

•	senior debt securities, guaranteed as described in this prospectus by Phillips 66 Company;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	stock purchase contracts; and

•	stock purchase units.

We will provide specific terms of any offering in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as a separate series. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “PSX.”

If any offering involves underwriters, dealer or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2015.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Except as otherwise indicated, references in this prospectus to “Phillips 66,” “PSX,” the “Company,” “we,” “us” and “our” refer to Phillips 66 and its consolidated subsidiaries.

ABOUT PHILLIPS 66

Phillips 66, a Delaware corporation that was incorporated on November 10, 2011, is a diversified energy manufacturing and logistics company. With a portfolio of Midstream (which includes its 50 percent equity investment in DCP Midstream, LLC), Chemicals (conducted through its equity investment in Chevron Phillips Chemical Company LLC), Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners LP, the company’s master limited partnership, is an integral asset in the portfolio. Phillips 66’s principal executive offices are located at 3010 Briarpark Drive, Houston, Texas, and its telephone number at that location is (281) 293-6600. The company’s internet website is www.phillips66.com.

ABOUT PHILLIPS 66 COMPANY

Phillips 66 Company, a Delaware corporation, is a direct, wholly-owned subsidiary of Phillips 66. Its principal executive offices are located at 3010 Briarpark Drive, Houston, Texas, and its telephone number at that location is (281)  293-6600.

WHERE YOU CAN FIND MORE INFORMATION

Phillips 66 files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Phillips 66 has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Phillips 66 at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Phillips 66 Company does not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Phillips 66 makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

•	Our registration statement on Form 10 filed with the SEC on November 14, 2011, as amended and declared effective on April 12, 2012, including, without limitation, the description of capital stock contained in such registration statement;

•	Our Annual Report on Form 10-K for the period ended December 31, 2014, filed with the SEC on February 20, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 1, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed with the SEC on July 31, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2015, filed with the SEC on October 30, 2015; and

•	Our Current Reports on Form 8-K filed with the SEC on May 8, 2015 and October 23, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above, upon oral request or written request at the following address:

Phillips 66

Investor Relations Department

3010 Briarpark Drive

Houston, Texas 77042

Telephone: 281-293-6600

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in NGL, crude oil, refined products and natural gas prices and refining, marketing and petrochemical margins.

•	Failure of new products and services to achieve market acceptance.

•	Unexpected changes in costs or technical requirements for constructing, modifying or operating our facilities or transporting our products.

•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products.

•	Lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas and refined products.

•	The level and success of drilling and quality of production volumes around DCP Midstream’s assets and its ability to connect supplies to its gathering and processing systems, residue gas and NGL infrastructure.

•	Inability to timely obtain or maintain permits, including those necessary for capital projects; comply with government regulations; or make capital expenditures required to maintain compliance.

•	Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future capital projects.

•	Potential disruption or interruption of our operations due to accidents, weather events, civil unrest, political events, terrorism or cyber attacks.

•	International monetary conditions and exchange controls.

•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations.

•	Liability resulting from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations.

•	General domestic and international economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas or refined product pricing, regulation or taxation; and other political, economic or diplomatic developments.

•	Changes in tax, environmental and other laws and regulations (including alternative energy mandates) applicable to our business.

•	Limited access to capital or significantly higher cost of capital related to changes to our credit profile or illiquidity or uncertainty in the domestic or international financial markets.

•	The operation, financing and distribution decisions of our joint ventures.

•	Domestic and foreign supplies of crude oil and other feedstocks.

•	Domestic and foreign supplies of petrochemicals and refined products, such as gasoline, diesel, aviation fuel and home heating oil.

•	Governmental policies relating to exports of crude oil and natural gas.

•	Overcapacity or undercapacity in the midstream, chemicals and refining industries.

•	Fluctuations in consumer demand for refined products.

•	The factors generally described in Item 1A.—Risk Factors in our 2014 Annual Report on Form 10-K.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” included in our 2014 Annual Report on Form 10-K, and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the historical ratio of earnings to fixed charges of Phillips 66 for each of the periods indicated. Phillips 66 had no preferred stock outstanding for any period presented, and accordingly its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2015	Year Ended December 31
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges*	13.7x	15.3x	15.4x	16.7x	43.7x	5.4x

*	Fixed charges includes amortization of capitalized interest totaling approximately $5 million for the nine months ended September 30, 2015. Amortization of capitalized interest for the years ended December 31, totaled approximately $6 million in 2014, $7 million in 2013, $9 million in 2012, $9 million in 2011, and $19 million in 2010.

For purposes of this table, “earnings” consist of income from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges, plus fixed charges (excluding capitalized interest but including amortization of amounts previously capitalized), less undistributed earnings of equity investees of Phillips 66. “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, interest expenses relating to guaranteed debt of fifty-percent- or-less-owned companies and that portion of rental expense believed to represent interest.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities of Phillips 66 covered by this prospectus will be Phillips 66’s general unsecured obligations. Phillips 66 will issue senior debt securities fully and unconditionally guaranteed by Phillips 66 Company, a direct, wholly owned subsidiary of Phillips 66, on a senior unsecured basis under an indenture, dated as of March 12, 2012, among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to this indenture as the senior indenture. Phillips 66 will issue subordinated debt securities under an indenture to be entered into between Phillips 66 and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination and covenants.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Phillips 66 mean Phillips 66 only and all references to Phillips 66 Company mean Phillips 66 Company only.

Provisions Applicable to Each Indenture

General. The senior indenture does not, and the subordinated indenture will not, limit the amount of debt securities that may be issued under that indenture, and the senior indenture does not, and the subordinated indenture will not, limit the amount of other unsecured debt or securities that Phillips 66 may issue. Phillips 66 may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. Phillips 66’s 2.950% Senior Notes due 2017, 4.300% Senior Notes due 2022, 4.650% Senior Notes due 2034, 5.875% Senior Notes due 2042, and 4.875% Senior Notes due 2044 are outstanding under the senior indenture.

Phillips 66 conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Phillips 66. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. Although Phillips 66 Company owns certain operating assets directly, it conducts a substantial portion of its operations through subsidiaries. Accordingly, contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 Company to meet its obligations under its various guarantees, including its guarantee of the debt securities. The senior indenture does not, and the subordinated indenture will not, contain any covenants or other provisions designed to protect holders of the debt securities if Phillips 66 or Phillips 66 Company participates in a highly leveraged transaction. The subsidiaries of Phillips 66 and Phillips 66 Company are legally distinct and have no obligations to pay amounts due on the indebtedness of Phillips 66 or Phillips 66 Company, or to make funds available for such payment. In addition, subsidiaries of Phillips 66 and Phillips 66 Company will be permitted under the terms of the indentures to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Phillips 66 and Phillips 66 Company. The agreements governing future indebtedness of our subsidiaries may not permit our subsidiaries to provide Phillips 66 or, with respect to the senior indenture, Phillip 66 Company, as applicable, with sufficient dividends, distributions or loans to fund payments on the debt securities when due.

Other than the restrictions contained in the senior indenture on liens and sale/leaseback transactions described below under “—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants,” the senior indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event Phillips 66 participates in a highly leveraged transaction or upon a change of control. The senior indenture does not, and the subordinated indenture will not, contain provisions that give holders the right to require Phillips 66 to repurchase their securities in the event of a decline in Phillips 66’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the price at which Phillips 66 will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Phillips 66 or any other entity;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

Phillips 66 may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Phillips 66 sells these debt securities, it will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If Phillips 66 sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, it will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. The senior indenture generally permits, and the subordinated indenture generally will permit, a consolidation or merger involving Phillips 66 or, with respect to the senior indenture, Phillips 66 Company. They also permit or, with respect to the subordinated indenture, will permit Phillips 66 or, with respect to the senior indenture, Phillips 66 Company, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of Phillips 66 and, with respect to the senior indenture, Phillips 66 Company has agreed, however, that it will not consolidate with or merge into any entity (other than, with respect to the senior indenture, Phillips 66 or Phillips 66 Company, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than, with respect to the senior indenture, Phillips 66 or Phillips 66 Company, as applicable) unless:

•	it is the continuing corporation; or

•	if it is not the continuing corporation, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indentures and, in the case of Phillips 66, the due and punctual payments on the debt securities or, in the case of Phillips 66 Company with respect to senior debt securities, the performance of the related guarantees; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Upon any such consolidation, merger or asset lease, transfer or disposition involving Phillips 66 or, with respect to the senior indenture, Phillips 66 Company, the resulting entity or transferee will be substituted for Phillips 66 or, with respect to the senior indenture, Phillips 66 Company, as applicable, under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, Phillips 66 or, with respect to the senior indenture, Phillips 66 Company, as applicable, will be released from the applicable indenture.

Events of Default. Unless Phillip 66 informs you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest on that series of debt securities for 30 days when due;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to redeem or purchase debt securities of that series for 30 days when required;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Phillips 66 and, with respect to senior debt securities, Phillips 66 Company; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

The senior indenture requires Phillips 66 and Phillips 66 Company, and the subordinated indenture will require Phillips 66, to file each year with the trustee a written statement as to their compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented with respect to the debt securities of any series if the holders of a majority in principal amount of the outstanding debt securities of a series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities of any series necessary to waive compliance with certain provisions of the indenture applicable to such series or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of Phillips 66 or, with respect to the senior indenture, Phillips 66 Company by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities (with or without coupons);

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities or, with respect to the senior indenture, the related guarantees;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights Phillips 66 or, with respect to the senior indenture, Phillips 66 Company has under the indenture;

•	to add events of default with respect to any debt securities; and

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge. Phillips 66 and, with respect to the senior indenture, Phillips 66 Company may be discharged from their obligations under an indenture with respect to one or more series of notes issued under that indenture when:

•	all outstanding notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen debt securities that have been replaced or paid) have been delivered to the Trustee for cancellation; or

•	all outstanding debt securities of such series not theretofore delivered to the trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Phillips 66, and, in the case of clause (i), (ii) or (iii) above, Phillips 66 or, with respect to the senior indenture, Phillips 66 Company has irrevocably deposited or caused to be deposited with the trustee as funds (immediately available to the holders in the case of clause (i)) in trust for such purpose (x) cash in an amount, or (y) government obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash in an amount or (z) a combination thereof, which will be sufficient, in the opinion (in the case of clauses (y) and (z)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the debt securities of such series for principal and interest to the date of such deposit (in the case of debt securities that have become due and payable) or for principal, premium, if any, and interest to the stated maturity or redemption date, as the case may be.

Phillips 66 will be required to deliver to the trustee under the applicable indenture an officer’s certificate stating that all conditions precedent to satisfaction and discharge of that indenture with respect to the debt securities of such series have been complied with, together with an opinion of counsel to the same effect.

Defeasance. When we use the term defeasance, we mean discharge from some or all of the obligations of Phillips 66 and, with respect to the senior indenture, Phillip 66 Company under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Phillips 66’s option, either of the following will occur:

•	Phillips 66 and, with respect to the senior indenture, Phillips 66 Company will be discharged from its or their obligations with respect to the debt securities of that series and, if applicable, the related guarantees (“legal defeasance”); or

•	Phillips 66 and, with respect to the senior indenture, Phillips 66 Company will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Phillips 66 to pay principal, premium and interest on the debt securities and, if applicable, Phillips 66 Company’s guarantees of the payments will also survive.

Unless Phillips 66 informs you otherwise in the prospectus supplement, Phillips 66 will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If Phillips 66 elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Reports. If Phillips 66 or, with respect to the senior indenture, Phillips 66 Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 or Phillips 66 Company, as the case may be, shall file with the trustee, within 15 days after it files the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Phillips 66 or, with respect to the senior indenture, Phillips 66 Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If an indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), but not otherwise, Phillips 66 and, with respect to the senior indenture, Phillips 66 Company shall also comply with the provisions of the Trust Indenture Act Section 314(a). Delivery of such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt thereof will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance of Phillips 66 with any of its covenants under the applicable indenture.

If Phillips 66 is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 shall furnish to all holders of the notes and prospective purchasers of debt securities designated by the holders of the debt securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.

Governing Law. New York law governs the senior indenture and will govern the subordinated indenture and the debt securities.

Trustee. The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and will be the trustee under the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee or custodian relating to a number of series of debt securities as of September 30, 2015. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of Phillips 66 or its subsidiaries or affiliates.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

The senior indenture contains and the subordinated indenture will contain limitations on the right of the trustee, if it becomes a creditor of Phillips 66 or, if applicable, Phillips 66 Company, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Phillips 66 and, if applicable, Phillips 66 Company. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Phillips 66 designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Phillips 66 initially designates, Phillips 66 may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Phillips 66 is required to maintain an office or agency for transfers and exchanges in each place of payment. Phillips 66 may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, Phillips 66 will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless Phillips 66 informs you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Phillips 66’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless Phillips 66 informs you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless Phillips 66 informs you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture.

Phillips 66 may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless Phillips 66 informs you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to Phillips 66 upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to Phillips 66, holders entitled to the money must look to Phillips 66 for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. Phillips 66 will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Senior Debt Securities

Ranking. The senior debt securities will constitute senior debt of Phillips 66 and will rank equally with all of its unsecured and unsubordinated debt from time to time outstanding.

Guarantee. Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the senior debt securities issued by Phillips 66 when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a senior debt security, the holder of that debt security may institute legal proceedings directly against Phillips 66 Company to enforce the guarantees without first proceeding against Phillips 66. The guarantees will rank equally with all of Phillips 66 Company’s other unsecured and unsubordinated debt from time to time outstanding.

Restrictive Covenants. Phillips 66 has agreed to two principal restrictions on its activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “— Glossary.”

Limitation on Liens

Phillips 66 has agreed that it and its Principal Domestic Subsidiaries will issue, assume or guarantee Debt for borrowed money secured by a lien upon a Principal Property or shares of stock or Debt of any Principal Domestic Subsidiary only if the outstanding senior debt securities are secured equally and ratably with or prior to the Debt secured by that lien. If the senior debt securities are so secured, Phillips 66 has the option to secure any of its and its Subsidiaries’ other Debt or obligations equally and ratably with or prior to the Debt secured by the lien and equally and ratably with the senior debt securities. This covenant has exceptions that permit:

(a) liens existing on the date Phillips 66 first issues a series of debt securities under the senior indenture;

(b) liens on the property, assets, stock, equity or Debt of any entity existing at the time Phillips 66 or a Subsidiary acquires that entity or its property or at the time the entity becomes a Subsidiary or a Principal Domestic Subsidiary or at the time such entity is merged into or consolidated with Phillips 66 or any Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity (or a division thereof) as an entirety or substantially as an entirety to Phillips 66 or a Subsidiary;

(c) liens on assets either:

•	existing at the time of acquisition of the assets,

•	securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets, or

•	securing Debt incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose (in the case of this bullet point) of either financing all or any part of the purchase price of such assets or financing all or any part of the cost of construction, improvement, development or expansion of any such assets;

(d) liens in favor of Phillips 66 or any Subsidiary;

(e) liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either;

(f) liens on personal property, other than shares of stock or Debt of any Principal Domestic Subsidiary, securing loans maturing not more than one year from the date of the creation thereof;

(g) statutory liens or landlords’, carriers’, warehousemans’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; and

(h) any extensions, substitutions, replacements or renewals of the above-described liens or any Debt secured by these liens provided that:

•	such new lien shall be limited to all or part of the same property that secured the original lien, plus improvements on such property, and

•	the principal amount of Debt secured by the new lien and not otherwise authorized by items (a) through (g) above or otherwise permitted does not materially exceed the principal amount of Debt so secured plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.

In addition, without securing the senior debt securities as described above, Phillips 66 and its Principal Domestic Subsidiaries may issue, assume or guarantee Debt that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Debt of Phillips 66 and its Principal Domestic

Subsidiaries that this covenant would otherwise restrict and the total amount of Attributable Debt deemed outstanding for Sale/Leaseback Transactions, does not at any one time exceed a “basket” equal to 10% of Consolidated Adjusted Net Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which Phillips 66 or a Subsidiary has purchased property or retired or defeased Debt as described in clause (b) below under “Limitation on Sale/Leaseback Transactions.”

The following type of transaction does not create “Debt” secured by “liens” within the meaning of the senior indenture: the mortgage or pledge of any property of Phillips 66 or a Subsidiary in favor of the United States or any State, or any department, agency, instrumentality or political subdivision of either, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute.

Limitation on Sale/Leaseback Transactions

Phillips 66 has agreed that it and any of its Principal Domestic Subsidiaries will enter into a Sale/Leaseback Transaction with any Person (other than Phillips 66 or a Subsidiary) only if at least one of the following applies:

(a) Phillips 66 or that Principal Domestic Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the senior debt securities.

(b) Within a period commencing 12 months prior to the consummation of such Sale/Leaseback Transaction and ending 12 months after the consummation thereof, Phillips 66 or any Subsidiary shall have applied an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction either:

•	to the voluntary defeasance or retirement of any senior debt securities issued under the senior indenture or any Funded Debt, or

•	to the acquisition, construction, improvement or expansion of one or more Principal Properties.

To the extent that any net proceeds are not applied for the purposes described in (b), such proceeds will be subject to the limitation described in (a). For purposes of these calculations, the net proceeds of the Sale/Leaseback Transaction means the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by Phillips 66’s board of directors).

Glossary

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Adjusted Net Assets” means the total amount of assets of Phillips 66 and its consolidated subsidiaries less:

•	all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at Phillips 66’s option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

•	total prepaid expenses and deferred charges.

Phillips 66 will calculate its Consolidated Adjusted Net Assets based on its most recent quarterly balance sheet.

“Debt” means all notes, bonds, debentures or other similar evidences of debt for money borrowed.

“Funded Debt” means all Debt (including Debt incurred under any revolving credit, letter of credit or working capital facility) that matures on or is renewable to a date more than one year after the date the Debt is originally incurred.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency, instrumentality or political subdivision thereof or other entity of any kind.

“Principal Domestic Subsidiary” means Phillips 66 Company and any Subsidiary (1) that has substantially all its assets in the United States, (2) that owns a Principal Property and (3) in which Phillips 66’s capital investment, together with the outstanding balance of any intercompany loans to that Subsidiary and any debt of that Subsidiary guaranteed by Phillips 66 or any other Subsidiary, exceeds $100 million.

“Principal Property” means any refinery or manufacturing plant located in the United States, in each case owned by Phillips 66 or a Subsidiary. This term excludes any refinery or plant that in the opinion of Phillips 66’s board of directors is not of material importance to the total business conducted by Phillips 66 and its consolidated subsidiaries. This term also excludes any transportation or marketing facilities or assets.

“Sale/Leaseback Transaction” means any arrangement with any Person under which Phillips 66 or a Subsidiary leases any Principal Property that Phillips 66 or that Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes the following:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	intercompany leases;

•	leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Phillips 66 or by one or more other Subsidiaries, or by Phillips 66 and one or more other Subsidiaries.

Provisions Applicable Solely to Subordinated Debt Securities

Ranking. The subordinated debt securities will rank junior to all Senior Debt of Phillips 66 and may rank equally with or senior to other subordinated debt of Phillips 66 that may be outstanding from time to time.

Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless Phillips 66 informs you otherwise in the prospectus supplement, Phillips 66 may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect Phillips 66’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture will not limit the amount of Senior Debt that Phillips 66 may incur. As a result of the subordination of the subordinated debt securities, if Phillips 66 becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless Phillips 66 informs you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of Phillips 66, unless such debt states that it is not senior to the subordinated debt securities or other junior debt of Phillips 66. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

The following description of Phillips 66’s common stock, preferred stock, Certificate of Incorporation (as defined below) and By-Laws (as defined below) is a summary only and is subject to the complete text of Phillips 66’s Certificate of Incorporation and By-Laws, which we have filed as exhibits to the registration statement. You should read those documents for provisions that may be important to you.

Phillips 66 is authorized to issue 2.5 billion shares of common stock, par value $0.01 per share, and 500 million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights —Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Members of our Board of Directors are elected by a majority of the votes cast in person or by proxy and entitled to vote, including votes to withhold authority and excluding abstentions. Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights— In the event of any liquidation, dissolution or winding up of Phillips 66, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to preemptive rights.

Fully Paid— The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Phillips 66 common stock is traded on the New York Stock Exchange under the trading symbol “PSX.” The transfer agent for the common stock is Computershare Shareowner Services LLC.

Preferred Stock

Our Board of Directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority of our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. No current agreements or understandings exist with respect to the issuance of preferred stock, and our Board of Directors has no present intention to issue any shares of preferred stock.

The prospectus supplement relating to any series of preferred stock Phillips 66 is offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;
•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	whether Phillips 66 has elected to issue depositary shares with respect to the preferred stock as described below under “Description of Depositary Shares;”

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Anti-Takeover Provisions of Phillips 66’s Certificate of Incorporation and By-Laws

Phillips 66’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Phillips 66’s Amended and Restated By-Laws (the “By-Laws”) contain provisions that could delay or make more difficult the acquisition of control of Phillips 66 through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of Phillips 66’s common stock.

Authorized but Unissued Stock

Phillips 66 has 2.5 billion authorized shares of common stock and 500 million authorized shares of preferred stock. One of the consequences of Phillips 66’s authorized but unissued common stock and undesignated preferred stock may be to enable Phillips 66’s Board of Directors to make more difficult or to discourage an attempt to obtain control of Phillips 66. If, in the exercise of its fiduciary obligations, Phillips 66’s Board of Directors determined that a takeover proposal was not in Philips 66’s best interest, our Board of Directors could authorize the issuance of those shares without stockholder approval, subject to limits imposed by the New York Stock Exchange. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, the Certificate of Incorporation grants Phillips 66’s Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Phillips 66’s Board of Directors could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with Phillips 66 common stock on any transaction or for all purposes;

•	elect directors having terms of office or voting rights greater than those of other directors;

•	convert preferred stock into a greater number of shares of Phillips 66 common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of Phillips 66; or

•	exercise other rights designed to impede a takeover.

Size of Board and Vacancies; Removal

Phillips 66’s Certificate of Incorporation provides for a classified board of directors. Class I directors have a current term expiring in 2016, Class II directors have a current term expiring in 2017 and Class III directors have a current term expiring in 2018. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of Phillips 66’s Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors; in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Phillips 66’s Certificate of Incorporation and By-Laws provide, subject to the rights of holders of a series of shares of preferred stock to elect one or more directors pursuant to any provisions of any certificate of designation relating to any such series, that the number of directors will be fixed exclusively by a majority of the entire Board of Directors from time to time. Phillips 66’s By-Laws provide that directors may be removed, only for cause, by the affirmative vote of the holders of at least a majority of the voting power of Phillips 66 entitled to vote generally for the election of directors, voting together as a single class. Phillips 66’s By-Laws also provide that, unless the Board of Directors determines otherwise, vacancies, however created, may be filled only by a majority of the remaining directors, even if less than a quorum.

Stockholder Action by Written Consent

Phillips 66’s Certificate of Incorporation and By-Laws provide that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Stockholder Meetings

Phillips 66’s Certificate of Incorporation and By-Laws provide that only a majority of our entire Board of Directors or the chairman of our Board of Directors may call a special meeting of our stockholders.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Phillips 66’s By-Laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to Phillips 66’s Board of Directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to Phillips 66’s Board of Directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the annual meeting date is more than 30 days before or after such anniversary date, in which case notice by such stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than

100 days prior to the date of such meeting, the tenth day following the day on which Phillips 66 first makes a public announcement of the date of the annual meeting. If the chairman of Phillips 66’s Board of Directors or a majority of the Board of Directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors. Phillips 66’s By-Laws prescribe specific information that any such stockholder notice must contain.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment of Certificate of Incorporation and By-Laws

Phillips 66’s Certificate of Incorporation provides that stockholders may, with the approval of greater than a majority of the voting power entitled to vote generally in the election of directors, adopt, amend and repeal the By-Laws at any regular or special meeting of stockholders, provided the notice of intention to adopt, amend or repeal the By-Laws has been included in the notice of that meeting, although the approval of greater than 80 percent of the voting power entitled to vote generally in the election of directors will be required to amend certain By-Laws and related provisions of the Certificate of Incorporation. Phillips 66’s Certificate of Incorporation also confers on the Board of Directors the power to adopt, amend or repeal the By-Laws.

Exclusive Forum

Phillips 66’s Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of Phillips 66’s directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of Phillips 66’s directors or officers arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or By-Laws (as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine; provided , that if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another court sitting in the State of Delaware.

Limitation on Liability of Directors

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Phillips 66’s Certificate of Incorporation provides that no director will be liable to Phillips 66 or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders;

•	Any act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	Any transaction from which the director derived an improper personal benefit.

Delaware Statutory Business Combination Provision

As a Delaware corporation, Phillips 66 is subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15 percent or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date on which that person became an interested stockholder unless:

•	Before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•	On completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	Following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

DESCRIPTION OF WARRANTS

Phillips 66 may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of Phillips 66 or any other entity. Phillips 66 may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Phillips 66 will issue warrants under one or more warrant agreements between it and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants Phillips 66 is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

Phillips 66 may elect to offer shares of its preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between Phillips 66 and a bank or trust company we will name in the prospectus supplement.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.

We have summarized below selected provisions that would likely be included in a deposit agreement, the related depositary shares and depositary receipts evidencing those shares. This summary is not complete. We will file a form of deposit agreement and a form of depositary receipt with the SEC before Phillips 66 issues any depositary shares, and you should read those documents for provisions that may be important to you.

A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders. If the depositary determines that it is not feasible to make such a distribution, it may, with Phillips 66’s approval, adopt any method that it deems equitable and practicable to effect the distribution, including a sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount Phillips 66 or the depositary is required to withhold on account of taxes.

Conversion and Exchange

If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as described in the prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares in accordance with those provisions.

Redemption of Depositary Shares

Whenever Phillips 66 redeems a share of preferred stock held by the depositary, the depositary will redeem on the same redemption date a proportionate number of depositary shares representing the shares of preferred stock redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as Phillips 66 may determine.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and Phillips 66 will agree to take all reasonable action that the depositary deems necessary to enable the depositary to do so. The depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary shares representing the preferred stock.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock, or

•	the depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by Phillips 66 to call for the redemption of any preferred stock, the depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive the dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Amendment and Termination of the Deposit Agreement

Phillips 66 and the depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that adversely alters the rights of holders of depositary shares in any material respect will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by Phillips 66 or by the depositary only if all outstanding depositary shares have been redeemed or if a final distribution on the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Phillips 66.

Charges of Depositary

Phillips 66 will pay all charges of the depositary, including charges in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary receipts;

•	the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote; and

•	withdrawals of the preferred stock by the holders of depositary receipts or upon redemption or conversion of the preferred stock.

Holders of depositary shares will pay taxes (including any transfer taxes) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of those holders.

Resignation and Removal of Depositary

The depositary may at any time resign or be removed by Phillips 66. Any resignation or removal will become effective upon the acceptance by the depositary’s successor of its appointment. If Phillips 66 has not appointed a successor depositary and the successor depositary has not accepted its appointment within 60 days after the depositary delivered a resignation notice to Phillips 66, the depositary may terminate the deposit agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

Phillips 66 may issue stock purchase contracts, including contracts obligating holders to purchase from Phillips 66, and Phillips 66 to sell to the holders, or for Phillips 66 to issue in exchange for other securities, a specified number of shares of Phillips 66 common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

Phillips 66 may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	senior debt securities or subordinated debt securities of Phillips 66, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the common stock or preferred stock under the stock purchase contracts.

The stock purchase contracts may require Phillips 66 to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances, Phillips 66 may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document(s) under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Phillips 66 appearing in Phillips 66’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Phillips 66’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of WRB Refining LP appearing in Phillips 66’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Chevron Phillips Chemical Company LLC appearing in Phillips 66’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance of Distribution

The following table sets forth expenses payable by Phillips 66 in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

SEC registration fee		*
Printing expenses	†
Legal fees and expenses	†
Accounting fees and expenses	†
Fees and expenses of trustee and counsel	†
Rating agency fees	†
Miscellaneous	†

Total	†

*	Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933 and are not estimable at this time.
†	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that Phillips 66 anticipates it will incur in connection with the offering of securities under this Registration Statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation;

provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights that may be granted by Phillips 66’s Certificate of Incorporation or By-Laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Phillips 66’s Certificate of Incorporation and By-Laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, Phillips 66 will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of Phillips 66, or by reason of the fact that Phillips 66’s director or officer is or was serving, at Phillips 66’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. Phillips 66 will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in Phillips 66’s best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce Phillips 66’s indemnification obligations relating to actions taken before an amendment. Phillips 66 Company’s By-Laws have similar provisions.

We maintain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if Phillips 66 or Phillips 66 Company is unable ( e.g. , due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Item 16.	Exhibits*

Exhibit No.		Description

3.1	—	Amended and Restated Certificate of Incorporation of Phillips 66 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

3.2	—	Amended and Restated By-Laws of Phillips 66 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

4.1	—	Indenture, dated as of March 12, 2012, among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of senior debt securities of Phillips 66 (incorporated by reference to Exhibit 4.3 to Amendment No. 3 to the Registration Statement on Form 10 filed by Phillips 66 with the SEC on April 5, 2012; SEC File No. 001-35349).

Exhibit No.		Description

4.2	—	Form of Subordinated Indenture between Phillips 66, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of subordinated debt securities of Phillips 66 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 filed by Phillips 66 with the SEC on November 5, 2012; SEC Reg. No. 333-184765).

5.1	—	Opinion of Bracewell & Giuliani LLP with respect to legality of the securities offered hereby.

12.1	—	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed by Phillips 66 with the SEC on October 30, 2015).

23.1	—	Consent of Ernst & Young LLP, independent registered public accounting firm for Phillips 66.

23.2	—	Consent of Ernst & Young LLP, independent auditors for WRB Refining LP.

23.3	—	Consent of Ernst & Young LLP, independent auditors for Chevron Phillips Chemical Company LLC.

23.4	—	Consent of Bracewell & Giuliani LLP (contained in Exhibit 5.1).

24.1	—	Powers of Attorney of directors and officers of Phillips 66 (included on the signature pages of the Registration Statement).

25.1	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee with respect to the Senior Indenture dated as of March 12, 2012.

25.2	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee with respect to the form of Subordinated Indenture.

*	Phillips 66 will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants, depositary shares or stock purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel to Phillips 66 as to certain tax matters relative to the securities offered hereby.

Item 17.	Undertakings

(a) Each undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided , however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

Each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(b) Each undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 10, 2015.

Phillips 66

By:	/s/ Greg G. Maxwell
Greg G. Maxwell Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Greg G. Maxwell, Kevin J. Mitchell, Paula A. Johnson and Michael L. Riggs, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Phillips 66, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Phillips 66 to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 10, 2015.

Signature	Title

/s/ Greg C. Garland Greg C. Garland	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Greg G. Maxwell Greg G. Maxwell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Chukwuemeka A. Oyolu Chukwuemeka A. Oyolu	Vice President and Controller (Principal Accounting Officer)

/s/ J. Brian Ferguson J. Brian Ferguson	Director

/s/ William R. Loomis, Jr. William R. Loomis, Jr.	Director

/s/ John E. Lowe John E. Lowe	Director

/s/ Harold W. McGraw III Harold W. McGraw III	Director

/s/ Glenn F. Tilton Glenn F. Tilton	Director

/s/ Victoria J. Tschinkel Victoria J. Tschinkel	Director

/s/ Marna C. Whittington Marna C. Whittington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 10, 2015.

Phillips 66 Company

By:	/s/ Greg G. Maxwell
Greg G. Maxwell Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Greg G. Maxwell, Kevin J. Mitchell, Paula A. Johnson and Michael L. Riggs, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Phillips 66 Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Phillips 66 Company to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 10, 2015.

Signature	Title

/s/ Greg C. Garland Greg C. Garland	Chief Executive Officer (Principal Executive Officer)

/s/ Greg G. Maxwell Greg G. Maxwell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Chukwuemeka A. Oyolu Chukwuemeka A. Oyolu	Vice President and Controller (Principal Accounting Officer)

/s/ Paula A. Johnson Paula A. Johnson	Director

/s/ John D. Zuklic John D. Zuklic	Director

EXHIBIT INDEX*

Exhibit No.		Description

3.1	—	Amended and Restated Certificate of Incorporation of Phillips 66 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

3.2	—	Amended and Restated By-Laws of Phillips 66 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

4.1	—	Indenture, dated as of March 12, 2012, among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of senior debt securities of Phillips 66 (incorporated by reference to Exhibit 4.3 to Amendment No. 3 to the Registration Statement on Form 10 filed by Phillips 66 with the SEC on April 5, 2012; SEC File No. 001-35349).

4.2	—	Form of Subordinated Indenture between Phillips 66, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, in respect of subordinated debt securities of Phillips 66 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 filed by Phillips 66 with the SEC on November 5, 2012; SEC Reg. No. 333-184765).

5.1	—	Opinion of Bracewell & Giuliani LLP with respect to legality of the securities offered hereby.

12.1	—	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed by Phillips 66 with the SEC on October 30, 2015).

23.1	—	Consent of Ernst & Young LLP, independent registered public accounting firm for Phillips 66.

23.2	—	Consent of Ernst & Young LLP, independent auditors for WRB Refining LP.

23.3	—	Consent of Ernst & Young LLP, independent auditors for Chevron Phillips Chemical Company LLC.

23.4	—	Consent of Bracewell & Giuliani LLP (contained in Exhibit 5.1).

24.1	—	Powers of Attorney of directors and officers of Phillips 66 (included on the signature pages of the Registration Statement).

25.1	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee with respect to the Senior Indenture dated as of March 12, 2012.

25.2	—	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee with respect to the form of Subordinated Indenture.

*	Phillips 66 will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants, depositary shares or stock purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel to Phillips 66 as to certain tax matters relative to the securities offered hereby.